As filed with the U.S. Securities and Exchange Commission on March 12, 2026.

Registration No. 333-292027

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOBO TECHNOLOGIES LTD.

萝贝科技有限公司

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	3751	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Gemini Mansion B 901, i Park, No. 18-17 Zhenze Rd

Xinwu District, Wuxi, Jiangsu

People’s Republic of China, 214111

+86 510 88584252

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Copies to:

Lawrence S. Venick, Esq.	Darrin Ocasio, Esq.
Loeb & Loeb LLP	Benjamin E. Sklar, Esq.
10100 Santa Monica Boulevard	Sichenzia Ross Ference Carmel LLP
Suite 2200	1185 Avenue of the Americas
Los Angeles, CA 90067	New York, NY 10036
Telephone: +1 310-728-5129	Telephone: +1 (212) 930-9700
Facsimile: +852-3923-1100	Facsimile: +1 (212) 930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-292027) is filed solely to amend Item 6 of Part II thereof and to file certain exhibit thereto. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our Memorandum and Articles of Association, we may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In September 2023, our initial shareholders approved a reorganization of our Ordinary Shares by way of a sub-division and subsequent surrender of certain of our Ordinary Shares such that the authorized share of the company has been increased to 50,000,000 Ordinary Shares of $0.001 par value each. In September 2023, the Company issued additional 700,000 Ordinary Shares to our shareholders on a pro-rata basis, resulting in an aggregate of 6,400,000 Ordinary Shares outstanding.

The foregoing issuances were exempt from registration under the Securities Act since they were transactions not involving a public offering. No underwriters were involved in these issuances of Ordinary Shares.

On December 10, 2024, the Company entered into the Securities Purchase Agreement with the Investor pursuant to which the Company shall issue the Investor the Convertible Note, at the purchase price of $1,500,000, in the original principal amount of $1,635,000.00 convertible into Ordinary Share. In addition, pursuant to the Securities Purchase Agreement, the Company shall issue 850,000 Pre-delivery Shares at par value $0.001 per share to the Investor. The Note bears a simple interest at a rate of 7% per annum. All outstanding principal and accrued interest on the Note will become due and payable twelve months after the purchase price of the Convertible Note is delivered by the Investor to the Company (the “Purchase Price Date”) The Convertible Note includes an original issue discount of $120,000.00 along with $15,000.00 for investor’s fees, costs and other transaction expenses incurred in connection with the purchase and sale of the Convertible Note. The Company may prepay all or a portion of the Convertible Note at any time by paying 110% of the outstanding balance elected for pre-payment. Under the Securities Purchase Agreement, while the Convertible Note is outstanding, the Company agreed to keep adequate public information available and maintain its Nasdaq listing. Upon the occurrence of a Trigger Event (as defined in the Convertible Note), the Investor shall have the right to increase the balance of the Convertible Note by 15% for Major Trigger Event (as defined in the Note) and 10% for Minor Trigger Event (as defined in the Note). In addition, the Convertible Note provides that upon occurrence of an Event of Default, the interest rate shall accrue on the outstanding balance at the rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. Upon repayment of the Convertible Note by Company in full, the Investor shall within fifteen (15) Trading Days deliver to Company 850,000 Ordinary Shares (equal to the number of the Pre-delivery Shares) at $0.001 each Ordinary Share. The Convertible Note contains a floor price of $1.00 for the possible future conversions into Ordinary Shares. In the event a conversion notice is delivered where the conversion price is less than the floor price, the Investor shall have the right to elect to have the applicable conversion amount paid in cash rather than Ordinary Shares.

Other than disclosed herein, we did not issue any securities in the past three years.

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Item 8. Exhibits.

(a) Exhibits

See Exhibit Index of this registration statement:

EXHIBIT INDEX

Exhibit No.	Description of document
3.1*	Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
3.2*	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 filed with Form 6-K of the Company (File No.: 333-270499) with the SEC on March 25, 2024)
3.3*	Third Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 filed with Form 6-K of the Company (File No.: 001-41981) with the SEC on August 8, 2025)
3.4*	Fourth Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 filed with Form 6-K of the Company (File No.: 001-41981) with the SEC on December 9, 2025)
4.1*	Form of Pre-Funded Warrant
4.2*	Form of Series A Warrant
4.3*	Form of Series B Warrant
5.1*	Opinion of Ogier regarding the validity of Ordinary Shares being registered
5.2*	Opinion of Loeb & Loeb LLP regarding the validity of Series A Warrants, Series B Warrants and Pre-Funded Warrants being registered
10.1*	Translation of House Lease Contract dated January 5, 2022 entered by and between Guangzhou New Technology Institute and Guangzhou LOBO (incorporated by reference to Exhibit 10.2 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.2*	Translation of Leasing Contract entered by Tianjin Junli Electric Vehicle Co., Ltd. and Beijing LOBO (incorporated by reference to Exhibit 10.3 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.3*	Translation of House Lease Contract entered by Beijing Chuangfu Spring Business Service Co., Ltd. and Beijing LOBO (incorporated by reference to Exhibit 10.4 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.4*	Translation of Office Building Lease Contact dated March 30, 2022, entered by Tianjin Youdatong Operation Management Co., Ltd and Tianjin Bibosch (incorporated by reference to Exhibit 10.5 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.5*	Translation of Plant Lease Contract dated December 20, 2021 entered by Tianjin Youdatong Operation Management Co., Ltd. and Tianjin Bibosch (incorporated by reference to Exhibit 10.6 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.6*	Translation of Office Building Lease Contract entered by Tianjin Youdatong Operation Management Co., Ltd. and Tianjin LOBO (incorporated by reference to Exhibit 10.7 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.7*	Translation of Lease Contact entered by Wuxi Software Industry Development Co., Ltd. and Jiangsu LOBO (incorporated by reference to Exhibit 10.8 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.8*	Translation of House Lease Contact entered by Sichuan Yuanxing Rubber Co., Ltd. and Wuxi Jinbang (incorporated by reference to Exhibit 10.9 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.9*	Translation of Plant Lease Agreement entered by Tianjin Golden Wheel Bicycle (Group) Co., Ltd. and Beijing LOBO dated June 24, 2023. (incorporated by reference to Exhibit 10.12 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.10*	Translation of Shares Transfer Agreement dated December 12, 2021 (incorporated by reference to Exhibit 10.13 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.11*	Translation of Supplement Agreement to the Shares Transfer Agreement dated March 18, 2023 (incorporated by reference to Exhibit 10.14 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.12*	Securities Purchase Agreement dated December 10, 2024 (incorporated by reference to Exhibit 99.1 filed with Form 6-K of the Company (File No.: 333-270499) with the SEC on December 16, 2024)
10.13*	Convertible Promissory Note dated December 13, 2024 (incorporated by reference to Exhibit 99.2 filed with Form 6-K of the Company (File No.: 333-270499) with the SEC on December 16, 2024)
10.14*	Form of Securities Purchase Agreement
21.1*	List of Subsidiaries
23.1**	Consent of HTL International, LLC
23.2**	Consent of TPS Thayer, LLC
23.3*	Consent of Ogier (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page hereto)
99.1*	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 99.1 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
99.2*	Consent of Beijing Bo Yan Zhishang Information Advise Co., Ltd. (incorporated by reference to Exhibit 99.6 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
107*	Filing Fee Table

* Previously filed

** Filed herewith

*** To be filed by amendment

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The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Wuxi, China, on March 12, 2026.

LOBO Technologies Ltd.

By:	/s/ Huajian Xu
Name:	Huajian Xu
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Huajian Xu, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Huajian Xu	Chief Executive Officer and Director	March 12, 2026
Huajian Xu	(Principal Executive Officer)

/s/ Yiwei Xu	Chief Financial Officer	March 12, 2026
Yiwei Xu	(Principal Financial and Accounting Officer)

/s/ Huiyan Xie	Chief Operating Officer	March 12, 2026
Huiyan Xie

/s/ Zhaohui Randall Xu	Independent Director	March 12, 2026
Zhaohui Randall Xu

/s/ Yan Lu	Independent Director	March 12, 2026
Yan Lu

/s/ Harry D. Schulman	Independent Director	March 12, 2026
Harry D. Schulman

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Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of LOBO Technologies Ltd., has signed this registration statement in Newark, Delaware, on March 12, 2026.

Authorized U.S. Representative Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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